Exhibit (G)

NSW GOVERNMENT

Half-Yearly Review 2011-12

15 December 2011

This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. This section requires the Treasurer by 31 December in each year, to publicly release a statement (the half-yearly review) containing:

•	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections

•	revised forward estimates, for major aggregates, over 3 years

•	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.

Section 8 also requires the half-yearly review is to be based on actual results as at the end of the previous October.

Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.

Budget Paper No. 2 Budget Statement contains the full details of the 2011-12 Budget, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Notes to using this report

The Budget year refers to 2011-12, while the forward estimates period refers to 2012-13, 2013-14 and 2014-15.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentage changes are based on unrounded estimates.

www.treasury.nsw.gov.au

www.budget.nsw.gov.au

2011-12 Half-Yearly Review

2011-12 Half-Yearly Review

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2011-12 Half-Yearly Review

1.	Overview

Economy

The economic outlook over the next two years is weaker than expected at Budget-time, reflecting a further deterioration in global economic and financial conditions. Risks to the outlook are also more tilted to the downside than at Budget-time, with further contagion from the Euro zone sovereign and banking debt crisis a particular concern.

Since the Budget, NSW demand and output growth forecasts have been revised down modestly in both 2011-12 and 2012-13. The labour market is expected to be slightly weaker than at Budget-time, with wage and inflation pressures more moderate.

Revised Budget Forecasts

Budget results over the period to 2014-15 are weaker than forecast at Budget-time. This is principally because of a reduction in GST revenues across all years as announced in the Australian Government Mid-Year Economic and Fiscal Outlook delivered on 29 November 2011.

Table 1.1:	Budget Results

General Government	2010-11 $m	2011-12 $m	2012-13 $m	2013-14 $m	2014-15 $m

Budget Results

2011-12 Budget	1,264	-718	292	156	152

Half-Yearly Review	1,340	-185	-321	-4	-234

Net Lending

2011-12 Budget	-2,986	-3,986	-2,560	-2,603	-1,066

Half-Yearly Review	-2,910	-3,291	-2,915	-2,714	-1,501

The Budget results for 2011-12 and 2012-13 have also been affected by the Commonwealth Government’s decision to prepay road grants for the Pacific Highway and Hunter Expressway. This has resulted in an improvement in the 2011-12 Budget result and a worsening in the result projected for the 2012-13. There is no significant change in the timing of the capital expenditure associated with these grants.

Other variations since the Budget include parameter changes arising from actuarial reviews and revaluations which give rise to higher depreciation.

Other budget variations that are consistent with the Government’s approach to tight expenditure control have occurred. While such adjustments materially affect the Budget result, they represent minor variations on revenues and expenses, which are each estimated to be over $59 billion in 2011-12.

2011-12 Half-Yearly Review	Page 1

The net lending deficit has also been affected but continues to improve significantly over the forward estimates period, reflecting the savings initiatives and reforms announced by the Government in the 2011-12 Budget to repair the State’s balance sheet.

As a result of these intensifying external economic and financial pressures, the Government will consider further measures in the lead-up to the 2012-13 Budget to address the Budget deficits. As outlined in the 2011-12 Budget, the Government remains committed to the returning the Budget to fiscal sustainability over time.

Over the next four years, average expense growth remains unchanged from Budget-time estimates reflecting significant improvements to the budget compliance framework introduced in the 2011-12 Budget. Revenue growth is expected to be lower reflecting the reduction in expected GST revenues.

Table 1.2:	Growth in Revenues and Expenses

	Four year average growth 2010-11 to 2014-15
	Revenue %	Expense %

Headline

2011-12 Budget	3.7	4.2

Half-Yearly Review	3.4	4.1

Adjusted Basis(a)

2011-12 Budget	4.5	4.5

Half-Yearly Review	4.3	4.5

(a)	Excluding the impact of the Australian Government’s Nation Building – Economic Stimulus Plan and the impact of the Commonwealth Government’s decision in its 2011 Mid-Year Economic and Fiscal Outlook to directly fund service providers for certain aged care services rather than applying the funding through the states and territories

Page 2	2011-12 Half-Yearly Review

Balance Sheet Indicators

Variations in the general government balance sheet since the Budget principally reflect lower revenue and lower investment returns during 2011-12, as well as updated assumptions for 10 year bond yields which impact significantly the valuation of unfunded superannuation liabilities in June 2012.

Table 1.3:	General Government Net Financial Liabilities and Net Debt

	30 June
	2011	2012	2013	2014	2015

Net Financial Liabilities

2011-12 Budget
- $m	51,857	51,949	54,975	57,134	57,840
- % of GSP	12.0	11.4	11.4	11.2	10.8

Half-Yearly Review
- $m	52,089	59,442	55,468	57,852	59,078
- % of GSP	11.9	12.9	11.4	11.3	11.0

Net Debt

2011-12 Budget
- $m	7,889	11,074	12,731	14,422	14,479
- % of GSP	1.8	2.4	2.6	2.8	2.7

Half-Yearly Review
- $m	7,952	10,795	13,281	15,165	15,756
- % of GSP	1.8	2.3	2.7	3.0	2.9

In line with the above, there has been an increase in the ratio of net debt and unfunded superannuation as a share of total revenues since the Budget.

Table 1.4:	Non-financial public sector: Net Debt and Unfunded Superannuation Liabilities as a share of total revenue

Standard & Poor’s Ratio	30 June
	2011%	2012%	2013%	2014%	2015%

2011-12 Budget	98.1	101.3	104.4	109.3	111.8

Half-Yearly Review	98.5	112.4	108.2	112.8	115.5

In accordance with normal budget practice, the estimates do not include the business asset transactions including the refinancing of Sydney’s Desalination Plant, the long term lease of Port Botany and the sale of the electricity generators.

2011-12 Half-Yearly Review	Page 3

Rebuilding State Finances

The fiscal position in the Half-Yearly Review needs to be contrasted with the outlook inherited by the Government in March 2011. The turnaround achieved in the 2011-12 Budget through measures such as reform of the Police Death and Disability, Solar Bonus Scheme cost recovery, prison reform and agency restructures, avoided a potential deficit for 2014-15 of over $3 billion or deficits totalling nearly $6 billion over the four years to 2014-15.

Table 1.5:	Budget Turnaround

	2011-12 $m	2012-13 $m	2013-14 $m	2014-15 $m	4-Year Total

Budget result estimate at March 2011(a)	-79	-550	-1,316	-2,439	-4,384

Half-Yearly Review	-185	-321	-4	-234	-744

Turnaround in 2011-12 Budget(b)	-226	993	1,544	2,890	5,201

Half-Yearly Review excl. 2011-12 Budget measures	41	-1,314	-1,548	-3,124	-5,945

(a)	Budget result adjusted for residual Solar Bonus Scheme costs. Source: Financial Audit, Part 1, Table 3.
(b)	Refer to 2011-12 Budget Paper No. 2 Budget Statement Table 1.1 Budget Outlook, page 1-2.

In addition the passage of the Industrial Relations Amendment (Public Sector Conditions of Employment) Bill 2011 restricting increases in remuneration and conditions of employment to 2.5 per cent unless fully offset by achieved employee-related cost savings, will avoid further costs of around $2 billion over the forward estimates.

Page 4	2011-12 Half-Yearly Review

2.	Fiscal Position

2.1	2011-12 Budget Result

The Budget result for 2011-12 is forecast to be a deficit of $185 million, a $533 million improvement on the Budget-time estimate reflecting the net impact of the bring forward of Commonwealth road funding, lower GST revenues and lower than expected expenditure across a number of programs.

Table 2.1:	General Government Sector Operating Statement

	2010-11	2011-12		Variance $m	4 Months to 31/10/2011 Actual $m
	Actual $m	Budget $m	Revised $m

Revenue from Transactions
Taxation	20,395	20,558	20,519	(39)	6,424
Grant Revenue
- Commonwealth general purpose	13,900	15,205	14,848	(357)	4,983
- Commonwealth national agreements	6,860	6,806	6,884	78	2,269
- Commonwealth national partnerships	4,215	4,452	5,155	703	1,194
- Other grants and subsidies	642	585	604	19	191
Sale of goods and services	4,658	4,857	4,891	34	1,655
Interest	468	533	496	(37)	189
Dividend and income tax equivalent income from other sectors	1,982	1,815	1,824	9	647
Other dividends and distributions	430	529	390	(139)	152
Fines, regulatory fees and other revenue	3,594	3,686	3,738	52	1,139
Total Revenue	57,144	59,026	59,351	325	18,843

Expenses from Transactions
Employee	24,434	26,034	25,784	(250)	8,368
Superannuation
- Superannuation interest cost	835	845	874	29	282
- Other superannuation	2,210	2,271	2,271	—	748
Depreciation and amortisation	2,818	3,056	3,053	(3)	980
Interest	1,826	2,087	2,085	(2)	631
Other property	1	—	1	1	—
Other operating	12,281	13,291	13,289	(2)	3,959
Grants and transfers
- Current grant and subsidies	8,905	9,639	9,579	(60)	3,202
- Capital grants	2,494	2,521	2,601	80	514

Total Expenses	55,804	59,744	59,536	(208)	18,684

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Result]	1,340	(718)	(185)	533	159

2011-12 Half-Yearly Review	Page 5

Table 2.1:	General Government Sector Operating Statement (cont)

	2010-11	2011-12		Variance $m	4 Months to 31/10/2011
	Actual $m	Budget $m	Revised $m		Actual $m

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—	—
Gain/(Loss) from other liabilities	86	225	17	(208)	(2)
Other net gains/(losses)	72	326	37	(289)	(388)
Share of earnings from Associates (excluding dividends)	153	(91)	(91)	—	1
Dividends from asset sale proceeds	3,406	12	12	—	—
Deferred tax from other sectors	(174)	—	—	—	—
Other	(304)	57	(651)	(708)	(15)

Operating result (accounting basis)	4,579	(189)	(861)	(672)	(245)

Other economic flows - other movements in equity
Superannuation actuarial gains/(loss)	976	3,358	(3,785)	(7,143)	976
Revaluations	447	3,324	3,629	305	35
Net gain/(loss) on equity investments in other sectors	4,347	857	(1,500)	(2,357)	222
Net gain/(loss) on financial instruments at fair value	—	—	—	—	—
Other	46	(107)	(7)	100	(46)

Comprehensive result - total change in net worth	10,395	7,242	(2,525)	(9,767)	942

Key Fiscal Aggregates

Comprehensive result - total change in net worth	10,395	7,242	(2,525)	(9,767)	942
less: Net other economic flows	(9,055)	(7,960)	2,339	10,299	(783)

equals: Budget Result - net operating balance	1,340	(718)	(185)	532	159

less: Net acquisition of non-financial assets
Purchase of non-financial assets	6,537	6,693	6,523	(170)	1,472
Sales of non-financial assets	(283)	(635)	(631)	4	(98)
less: Depreciation	(2,818)	(3,056)	(3,053)	3	(980)
plus : Change in inventories	5	(4)	(5)	(1)	(2)
plus : Other movements in non-financial assets
- Assets acquired under finance leases	510	148	148	—	41
- Other	299	123	123	—	27
equals: Total Net acquisition of non-financial assets	4,250	3,268	3,106	(162)	460

equals: Net Lending/(borrowing) [Fiscal Balance]	(2,910)	(3,986)	(3,291)	695	(301)

OTHER AGGREGATES
Capital Expenditure	7,047	6,841	6,671	(170)	1,513

Page 6	2011-12 Half-Yearly Review

Revenues

Total revenue in 2011-12 is estimated to be $59.4 billion, which is $325 million or 0.6 per cent higher than the Budget estimate. The main changes are:

2011-12 revenue	Variance from Budget	Main reasons why

National partnership (NP) payments	$703 million higher	Road funding is projected to be above budget primarily due to the Australian Government bringing forward from 2012-13 $690 million of funding for the Pacific Highway and Hunter Expressway. The revised timing of these payments has minimal impact on capital expenditure

General purpose payments from the Australian Government	$357 million lower	GST revenue in 2011-12 has been revised down in line with Commonwealth forecasts reflecting slower growth in spending subject to GST

National agreement payments	$78 million higher	Primarily due to funding for the Northern Sydney Freight Corridor ($113 million)

Other dividends and distributions	$139 million lower	Reflects a change in timing of dividends from Snowy Hydro of $128 million from 2011-12 to 2012-13

Table 2.2:	Taxation Revenue

	2010-11 Actual $m	2011-12		2012-13	2013-14	2014-15
		Budget	Revised	Forward estimates
		$m	$m	$m	$m	$m

Stamp Duties	5,538	5,219	5,221	5,699	6,213	6,728
Purchaser Transfer Duty	4,045	3,653	3,655	4,271	4,723	5,166
Other Stamp Duties	1,493	1,566	1,566	1,428	1,490	1,562

Payroll Tax	6,382	6,619	6,623	7,148	7,574	8,002

Land Tax	2,289	2,482	2,482	2,643	2,813	2,987

Taxes on Motor Vehicle Ownership and Operation	1,831	1,919	1,919	2,007	2,098	2,187

Gambling and Betting	1,757	1,815	1,816	1,921	2,018	2,122

Other Tax Revenues	2,598	2,504	2,458	2,572	2,565	2,716

Total Tax Revenues	20,395	20,558	20,519	21,990	23,281	24,742

2011-12 Half-Yearly Review	Page 7

Expenses

Total expenses are estimated to be $59.5 billion in 2011-12, which is $208 million or 0.4 per cent lower than the budget estimate of $59.7 billion. The major expense variances include:

2011-12 expenses	Variance from Budget	Main reasons why

Department of Education and Communities	$211 million lower	National Partnership spending (including $98 million for Productivity Places and $40 million for Universal Access to Early Childhood Education) has been delayed and will now occur in 2012-13. Depreciation expense will also be lower ($30 million) due to delays with the Learning, Management and Business Reform IT project

Northern Sydney Freight Corridor	$113 million higher	Commencement of jointly funded project between the Commonwealth and New South Wales

Country Towns Water Supply and Sewerage	$27 million lower	Project delays impacting grants to Local Government

Department of Health	$22 million lower	Delays by the Commonwealth in approving implementation plans under the Improving Public Hospitals National Partnership ($30 million) offset by additional expenditure under the National Workforce Initiative

First Home Owners Grant Scheme	$20 million lower	Lower than expected demand under the program

Page 8	2011-12 Half-Yearly Review

2.2	Forward Estimates

Revenues, after excluding the impact of the Commonwealth Government’s decision to directly fund service providers for certain aged care and disability services, are expected to be below budget by an average of $254 million per annum in the four years to 2014-15, with GST revenues down by an average of $410 million per annum.

After allowing for changes in funding arrangements for certain aged care services and the movement in superannuation and interest costs, expenses over the four years to 2014-15 are less than forecast in the 2011-12 Budget reflecting savings from tighter budget control.

The following table outlines changes to expenses over the forward estimates.

Table 2.3:	Budget Expenses

Budget Expenses	2011-12	2012-13 $m	2013-14 $m	2014-15 $m

2011-12 Budget	59,744	61,610	63,826	65,891

Changes since 2011-12 Budget:

Commonwealth direct funding aged care services		-406	-406	-406

Interest	-2	-58	-37	11

Superannuation	29	-117	77	84

Other changes	-235	4	-131	-14

2011-12 Half-Yearly Review	59,536	61,033	63,329	65,566

The reduction in revenues has seen a decline in the projected budget result as shown in the following table.

Budget Result	2011-12 $m	2012-13 $m	2013-14 $m	2014-15 $m

2011-12 Budget	-718	292	156	152

Changes since 2011-12 Budget:

GST revisions	-357	-416	-427	-440

Commonwealth road grant prepayment	690	-690	—	—

Other changes	200	493	267	54

2011-12 Half-Yearly Review	-185	-321	-4	-234

2011-12 Half-Yearly Review	Page 9

Table 2.4:	General Government Sector Operating Statement – 2010-11 to 2014-15

	2010-11	2011-12	2012-13	2013-14	2014-15
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	20,395	20,519	21,990	23,281	24,742
Grant and Subsidies
- Commonwealth general purpose	13,900	14,848	15,834	16,732	17,383
- Commonwealth national agreements	6,860	6,884	7,390	7,741	8,273
- Commonwealth national partnerships	4,215	5,155	2,555	2,300	1,466
- Other grants and subsidies	642	604	722	907	824
Sale of goods and services	4,658	4,891	5,045	5,212	5,392
Interest	468	496	355	366	388
Dividend and income tax equivalent income from other sectors	1,982	1,824	2,278	2,293	2,160
Other dividends and distributions	430	390	540	435	460
Fines, regulatory fees and other	3,594	3,738	4,002	4,058	4,244

Total Revenues	57,144	59,351	60,712	63,325	65,331

Expenses from Transactions
Employee	24,434	25,784	26,263	26,992	28,024
Superannuation
- Superannuation interest cost	835	874	831	1,064	1,079
- Other superannuation	2,210	2,271	2,284	2,354	2,449
Depreciation and amortisation	2,818	3,053	3,260	3,467	3,635
Interest	1,826	2,085	2,083	2,244	2,434
Other property	1	1	—	—	—
Other operating	12,281	13,289	14,198	14,466	14,671
Grant and transfers
- Current grant and subsidies	8,905	9,579	9,099	9,177	9,612
- Capital grants	2,494	2,601	3,016	3,565	3,662

Total Expenses	55,804	59,536	61,033	63,329	65,566

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Result]	1,340	(185)	(321)	(4)	(234)

Page 10	2011-12 Half-Yearly Review

Table 2.4:	General Government Sector Operating Statement – 2010-11 to 2014-15 (cont)

	2010-11	2011-12	2012-13	2013-14	2014-15
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—
Gain/(Loss) from other liabilities	86	17	392	(4)	(3)
Other net gains/(losses)	72	37	564	470	453
Share of earnings from Associates (excluding dividends)	153	(91)	39	36	29
Dividends from asset sale proceeds	3,406	12	—	—	—
Deferred tax from other sectors	(174)	—	—	—	—
Other	(304)	(651)	119	55	42

Operating result (accounting basis)	4,579	(861)	794	553	286

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	976	(3,785)	5,778	(236)	(278)
Revaluations	447	3,629	3,163	3,050	3,219
Net gain/(loss) on equity investments in other sectors	4,347	(1,500)	3,574	3,512	3,525
Net gain/(loss) on financial instruments at fair value	—	—	—	—
Other	46	(7)	2	2	15

Comprehensive result - total change in net worth	10,395	(2,525)	13,311	6,881	6,768

Key Fiscal Aggregates

Comprehensive result - total change in net worth	10,395	(2,525)	13,311	6,881	6,768
less: Net other economic flows	(9,055)	2,339	(13,631)	(6,887)	(7,001)
equals: Budget Result - net operating balance	1,340	(185)	(321)	(4)	(234)

less: Net acquisition of non-financial assets
Purchase of non-financial assets	6,537	6,523	6,338	5,764	5,075
Sales of non-financial assets	(283)	(631)	(742)	(406)	(450)
less: Depreciation	(2,818)	(3,053)	(3,260)	(3,467)	(3,635)
plus : Change in inventories	5	(5)	8	(14)	4
plus : Other movements in non-financial assets
- Assets acquired under finance leases	510	148	161	729	192
- Other	299	123	88	104	81
equals: Total Net acquisition of non-financial assets	4,250	3,106	2,593	2,710	1,267

equals: Net Lending/(borrowing) [Fiscal Balance]	(2,910)	(3,291)	(2,915)	(2,714)	(1,501)

OTHER AGGREGATES
Capital Expenditure	7,047	6,671	6,499	6,493	5,267

(a)	Excludes PTE/PFE Equity.

2011-12 Half-Yearly Review	Page 11

2.3	Total State Infrastructure Investment

Over the four years to 2014-15, State infrastructure investment is expected to total $62.6 billion. This is an increase of $59 million or 0.1 per cent above the 2011-12 Budget estimate. A $310 million decrease in the general government sector is offset by a $387 million increase in the public trading enterprise sector. The reasons for this are outlined below.

Table 2.5:	State Infrastructure Investment Summary

	2011-12		2012-13	2013-14	2014-15	Total
	Budget	Revised	Forward estimates			Estimates
Total State	$m	$m	$m	$m	$m	$m

Half-Yearly Review
General Government	6,841	6,671	6,499	6,493	5,267	24,930
PTE Sector	8,456	8,427	9,170	10,156	9,946	37,699
Rail	1,792	1,792	1,884	2,738	2,820	9,234
Other	6,664	6,635	7,286	7,418	7,126	28,465

Total(a)	15,303	15,109	15,670	16,647	15,204	62,630

Total without Stimulus(b)	15,082	14,870	15,670	16,647	15,204	62,391

Variation from 2011-12 Budget
General Government		(170)	(239)	9	90	(310)
PTE Sector		(1,821)	(1,609)	(2,548)	(2,868)	(8,847)

Total(a)		(194)	31	195	27	59

(a)	Total State infrastructure investment may not total general government and PTE sector infrastructure investment because of inter-sector purchases and minor assets in the Public financial Enterprise sector.
(b)	Total infrastructure investments excluding capital spending funded under the Australian Government’s economic Stimulus package.

General Government

In 2011-12, capital expenditure is expected to total $6.7 billion, which is $170 million below the Budget estimate. The main changes in the program are:

2011-12 capex	Variance from Budget	Main reasons why

Roads and Maritime Services	$77 million lower	Change in timing of expenditure on a number of roads projects including the Hunter Expressway, Holbrook Bypass, Bega Bypass, Alstonville Bypass, the F5 and minor works

Department of Health	$51 million lower	Change in timing of expenditure for a number of projects under the Improving Public Hospitals National Partnership

Department of Education and Communities	$42 million higher	Changes in timing of expenditure with higher expenditure in 2011-12 for Trade Training Centres ($38 million) and Building the Education Revolution ($18 million) and lower expenditure for Education Investment Fund projects ($8 million) and the Fort Street High School project ($4 million)

Page 12	2011-12 Half-Yearly Review

The small reduction in general government capital expenditure for the four years to 2014-15 is mainly due to:

•	deferred expenditure on various health projects

•	revisions to timing for implementation for the Corporate Services Reform Project for the Department of Attorney General and Justice and Transport for NSW

•	lower than anticipated receipts from the Commonwealth for road projects.

Public Trading Enterprises

In the four years to 2014-15, capital expenditure in the public trading enterprise sector is expected to total $38 billion. This is an increase of $387 million or 1 per cent and is principally due to construction of the Northern Sydney Freight Corridor. This will be part-funded by a capital grant from the Australian Government.

2011-12 Half-Yearly Review	Page 13

2.4	Balance Sheet

The following table provides a comparison of the latest projections for the general government balance sheet compared with those estimated in the 2011-12 Budget. The key aggregates are net financial liabilities and net debt.

Table 2.6:	General Government Sector Balance Sheet

	June 2011	June 2012			October 2011
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

ASSETS

Financial Assets
Cash and cash equivalent assets	8,258	3,709	5,000	1,291	8,208
Receivables	5,785	5,794	5,611	(183)	5,547
Tax equivalent receivables	408	249	294	45	429
Financial assets at fair value	7,577	8,453	8,275	(178)	7,268
Advances paid	891	1,071	970	(101)	900
Deferred tax equivalents	5,363	5,429	5,034	(395)	5,363
Equity
Investments in other public sector entities	84,232	84,534	82,558	(1,976)	84,457
Investment in associates	1,336	1,245	1,244	(1)	1,302
Other	—	—	—	—	1

Total Financial Assets	113,850	110,484	108,986	(1,498)	113,475

Non-Financial Assets
Inventories	276	272	271	(1)	275
Forestry stock and other biological assets	9	9	9	—	9
Assets classified as held for sale	248	166	328	162	233
Investment properties	236	497	230	(267)	232
Property plant and equipment
Land and buildings	58,388	60,075	60,144	69	58,323
Plant and equipment	8,837	9,182	9,142	(40)	8,467
Infrastructure systems	60,490	64,637	64,543	(94)	60,994
Intangibles	1,425	1,578	1,571	(7)	1,450
Other	1,235	1,389	1,409	20	1,104

Total Non-Financial Assets	131,144	137,805	137,646	(159)	131,087

Total Assets	244,994	248,289	246,632	(1,657)	244,562

LIABILITIES
Deposits held	1,378	1,211	1,211	—	1,384
Payables	3,937	3,922	3,807	(115)	3,207
Tax equivalent payables	47	—	—	—	47
Borrowings and derivatives at fair value	21	19	39	20	20
Borrowings at amortised cost	22,509	22,255	23,035	780	22,832
Advances received	770	823	756	(67)	778
Employee provisions	11,627	11,841	11,930	89	11,740
Superannuation provisions	32,333	28,870	36,128	7,258	31,257
Deferred tax equivalent provision	660	648	652	4	663
Other provisions	5,878	6,203	6,095	(108)	6,174
Other	2,547	2,108	2,218	110	2,563

Total Liabilities	81,707	77,899	85,870	7,971	80,665

NET WORTH	163,287	170,390	160,762	(9,628)	163,897

OTHER KEY AGGREGATES
Net Debt	7,952	11,074	10,795	(279)	8,638
Net Financial Liabilities(a)	52,089	51,949	59,442	7,493	51,647

(a)	Excludes PTE/PFE Equity.

Page 14	2011-12 Half-Yearly Review

Net Financial Liabilities

Net financial liabilities are projected to be $59.4 billion in June 2012, $7.5 billion higher than the Budget estimate. The principal reason for this is an increase in superannuation liabilities following the use of a significantly lower discount rate for valuing unfunded superannuation liabilities. The discount rate used to value superannuation liabilities is determined under accounting standards. Changes in discount rates do not impact on the underlying financial position of the State.

Chart 2.1:	General Government Net Financial Liabilities

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

Net Debt

Net debt is projected to be $10.8 billion at 30 June 2012, $279 million lower than the Budget estimate. This principally reflects a better than expected cash result in line with the improved operating result, offset by lower valuation gains and higher losses on hourglass investments.

2011-12 Half-Yearly Review	Page 15

Chart 2.2:	General Government Net Debt

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
(b)	Net debt has been adjusted to exclude the impact of prepaid superannuation contributions and transactions of the General Government Liability Management Fund.

2.5	Cash Flow

The projected cash deficit for 2011-12 of $2.6 billion is $644 million lower than the Budget-time estimate. The improvement mainly reflects the better expected operating result flowing from the prepayment of road grants to the State by the Commonwealth.

Page 16	2011-12 Half-Yearly Review

Table 2.7:	General Government Sector Cash Flow Statement

	2010-11	2011-12			4 Months to 31/10/2011
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes received	20,523	20,813	20,828	15	6,625
Receipts from sale of goods and services	5,378	4,995	4,981	(14)	1,708
Grants & subsidies received	25,429	27,056	27,513	457	8,606
Interest receipts	464	539	502	(37)	170
Dividends and income tax equivalents	2,058	2,022	1,976	(46)	887
Other receipts	5,294	6,019	6,011	(8)	1,928
Total Cash Receipts from Operating Activities	59,146	61,443	61,810	367	19,924

Cash Payments from Operating Activities
Payments for employees	(23,541)	(25,586)	(25,300)	286	(8,290)
Payments for superannuation	(2,988)	(3,087)	(3,136)	(49)	(1,130)
Payments for goods and services	(13,508)	(15,288)	(15,216)	72	(4,584)
Grants and subsidies paid	(9,620)	(10,092)	(10,225)	(133)	(3,119)
Interest paid	(1,230)	(1,471)	(1,499)	(28)	(464)
Other payments	(3,076)	(3,127)	(3,096)	31	(1,032)
Total Cash Payments from Operating Activities	(53,963)	(58,651)	(58,471)	180	(18,619)

Net Cash Flows from Operating Activities	5,183	2,792	3,339	547	1,305

Cash Flows from investments in Non-Financial Assets
Sale of non-financial assets	271	646	641	(5)	99
Purchases of non-financial assets	(6,489)	(6,636)	(6,535)	101	(1,520)

Net Cash Flows from Investments in Non-Financial Assets	(6,218)	(5,990)	(5,893)	97	(1,421)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	3,773	276	273	(3)	(14)
Payments	(158)	(342)	(253)	89	(20)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	3,615	(66)	20	86	(34)

Net Flows from investments from Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	739	16	91	75	85
Payments for purchases of investments	(964)	(696)	(785)	(89)	(131)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(225)	(680)	(694)	(14)	(46)

Cash Flows from Financing Activities
Advances received	—	80	15	(65)	—
Advances repaid	(53)	(54)	(54)	—	(6)
Proceeds from borrowings	3,375	3,684	685	(2,999)	261
Repayments of borrowings	(1,820)	(4,196)	(467)	3,729	(37)
Deposits received (net)	1,362	(169)	(169)	—	5
Other financing (net)	(36)	—	—	—	(9)
Net Cash Flows from Financing Activities	2,828	(654)	11	665	214

Net Increase/(Decrease) in Cash Held	5,183	(4,598)	(3,218)	1,380	18
Net cash flows from operating activities	5,183	2,792	3,339	547	1,305
Net cash flows from investments in non-financial assets	(6,218)	(5,990)	(5,893)	97	(1,421)

Cash Surplus/(Deficit)	(1,035)	(3,198)	(2,554)	644	(116)

2011-12 Half-Yearly Review	Page 17

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Page 18	2011-12 Half-Yearly Review

3.	Economic Outlook

The 2011-12 Budget (released in September) revised down forecasts for NSW economic activity and employment growth. This reflected a slowdown in NSW domestic demand and declining employment in the first half of 2011, a weakening global outlook and deteriorating global financial market conditions.

Since Budget-time there has been a further deterioration in global economic and financial conditions and a downgrade to the Australian outlook. Furthermore, the risks to the outlook are now more tilted to the downside than at Budget-time, with further contagion from the Euro zone sovereign and banking debt crisis a particular concern.

Accordingly, NSW demand and output growth forecasts have been revised down modestly in both 2011-12 and 2012-13. Activity is expected to recover from a period of below-trend growth in 2011-12 to trend growth in 2012-13 as private sector demand strengthens and net export performance improves. The labour market is expected to be slightly weaker than forecast at Budget-time, with wage and inflation pressures more moderate.

The current forecasts assume that global financial market instability does not intensify, but that the policy response is not enough to avoid periodic volatility which will continue to weigh on the global economy. If global downside risks were to materialise it would have flow-on effects to the Australian and NSW economies via financial, confidence and trade linkages. Given the substantial downside risks to the global economy, the economic forecasts have a large degree of uncertainty.

Table 3.1:	New South Wales Economic Performance and Outlook(a)

	2010-11	2011-12		2012-13		2013-14 and 2014-15(b)
	Outcome	Budget Forecast	Revised Forecast	Budget Forecast	Revised Forecast	Budget Projection	Revised Projection
State Final Demand	3.3	2 3/4	2 1/2	3 1/2	3 1/4
Gross State Product	2.2	2 1/2	2 1/4	3	2 3/4	3	3
Employment	3.1	1	1	1 3/4	1 1/2	1 1/4	1 1/4
Unemployment Rate(c)	5.1	5 1/4	5 1/2	5 1/4	5 1/2
Sydney CPI(d)(e)	3.8	2 1/2	2	3 3/4	3 1/4	2 1/2	2 1/2
Wage Price Index	3.7	4	3 1/2	4	3 1/2	3 1/2	3 1/2

(a)	Per cent change, year average, unless otherwise indicated
(b)	Projections are in year average terms
(c)	Year average, per cent
(d)	Per cent change through the year to the June quarter
(e)	2012-13 forecasts include the 3/4 percentage point impact of the introduction of the carbon tax

2011-12 Half-Yearly Review	Page 19

3.1	World Economy

The outlook for global growth has deteriorated further since Budget-time, reflecting a weaker outlook for the Euro zone and the United States, and an intensification of the Euro zone sovereign and banking debt crisis. Global growth is now expected to be below trend in 2012 with the Euro zone facing a modest recession and growth in other major advanced economies well below trend. Growth in emerging economies is expected to moderate (though remain firm), reflecting earlier tightening policies to control rising inflation and linkages to advanced economies via trade and financial flows.

In November 2011 the Organisation of Economic Co-ordination and Development forecast global output of 3.8 per cent in 2011, 3.4 per cent in 2012 and 4.3 per cent in 2013. This represents a significant downgrade for global growth compared with forecasts at Budget-time.

3.2	Australian Economy

The recent deterioration in global economic and financial conditions is causing further headwinds to parts of the Australian non-mining economy which are already subdued. The slower than expected recovery in coal production following the floods in Queensland has also been a drag on activity.

However, the outlook for growth remains positive, underpinned by solid growth in Australia’s major trading partners, strong mining investment and commodity exports, and the boost to incomes from the high level of the terms of trade. As more global productive capacity in non-rural commodities comes on stream the terms of trade are expected to decline but remain at high levels.

The Australian economy is now expected to grow at around the long term trend over the next two years, which is lower than expected at the time of the NSW Budget. Despite the weaker outlook, the mining investment boom is still expected to support activity in the broader economy and strengthen the labour market. However, some industries may face labour and capital constraints due to the rapid expansion of mining investment.

3.3	New South Wales Economy

NSW economic output grew by 2.2 per cent in 2010-11, with private demand growth strengthening to offset the moderation in public demand growth as Commonwealth stimulus measures waned. Net exports were a large drag on growth reflecting the high exchange rate having a substantial impact on service trade and strength in capital good imports.

Some non-mining sectors continue to be constrained by the high Australian dollar, fiscal consolidation by the Commonwealth Government, household caution and greater uncertainty around the economic outlook. Lower than expected interest rates will help to partly offset these constraints over time.

Page 20	2011-12 Half-Yearly Review

While the outlook over the next two years is weaker than expected at Budget-time, activity is expected to be supported by:

•

Continuing solid growth in Australia and NSW’s major trading partners in Asia and a high level of the terms of trade. This will boost incomes, mining investment, commodity exports and interstate trade.

•	A positive broader business investment outlook with aggregate business conditions around average, capacity utilisation above-average and commercial loan commitments improving.

•	A strong outlook for farm production and rural exports with above average production levels in 2011-12 despite some expected crop losses and quality downgrades due to recent heavy rains.

•	Solid fundamentals for the housing sector including low vacancy rates and rising rental prices.

NSW economic output is expected to grow by a below-trend 2 1/4 per cent in 2011-12 and strengthen to a trend rate of 2 3/4 per cent in 2012-13 – a modest downgrade of  1/4 of a percentage point in both years relative to Budget-time.

Household consumption

Household consumption growth is expected to be weaker than at Budget-time, reflecting slower than expected employment and wage growth and lower household wealth. However, the near-term downside risks to consumption appear to be less than expected at Budget-time with a recent improvement in retail sales and consumer confidence. Consumer spending growth is expected to grow broadly in line with income growth – with the household savings ratio remaining around its current level.

Dwelling investment

The recovery in dwelling investment is expected to continue over the next two years, albeit at a more moderate pace than that seen in 2010-11. With solid construction activity in the September quarter and trend private dwelling approvals increasing moderately, the near-term outlook is slightly more positive than at Budget-time. This is despite softness in the broader housing market. Dwelling investment over the next two years is expected to be supported by low vacancy rates and rising rental prices, along with growth in population and household incomes.

Business investment

Business investment is expected to improve over the next two years, although less robustly than expected at Budget-time. This reflects a weaker near-term outlook for business investment outside the mining sector with greater uncertainty around the economic outlook, a decrease in capacity utilisation and a loss of momentum in private non-residential building approvals (ex-education).

Mining sector investment is expected to rise strongly over the next two years, benefiting from continuing strong demand for non-rural commodities, particularly thermal coal. There is a solid pipeline of heavy industry engineering construction work due to be undertaken and the ABS capital expenditure survey is pointing to strong growth in mining investment in 2011-12.

2011-12 Half-Yearly Review	Page 21

The broader business investment outlook for New South Wales remains generally positive over the next two years. Business surveys are reporting aggregate business conditions around average and above-average capacity utilisation. Growth in NSW commercial loan approvals has also improved.

Public final demand

Public demand is expected to contribute modestly to growth over the next two years, with NSW state funded capital spending increasing in 2011-12 and 2012-13.

Net Exports

The outlook for net exports remains broadly as expected at Budget-time, with the detraction from GSP growth expected to be less over the next two years than it was in 2010-11. This reflects export growth strengthening and import growth slowing, albeit remaining robust. New South Wales is also expected to benefit from positive contributions from interstate trade with strong demand from resource-intensive States for NSW services and manufactures.

Non-rural commodity exports are expected to grow strongly over the next two years, underpinned by ongoing high global demand combined with an expansion of coal mining and export capacity. The outlook for farm production and rural exports is also strong after a number of years of intermittent drought, with above average crop production expected in 2011-12 and a large inventory due to harvest delays of the 2010-11 record crop. Forecasts for 2012-13 assume a return to normal seasonal conditions.

Manufactured goods exports are estimated to have held up well despite the high Australian dollar and slowing major trading partner growth. Service exports are expected to remain subdued over the next two years reflecting the high Australian dollar and changes to migration rules for international students.

Import growth is expected to remain robust over the next two years, reflecting the high Australian dollar and solid domestic demand.

Labour Market

Reflecting the slowdown in domestic demand, trend employment declined in the first half of 2011. Labour supply also declined due to slower population growth and a small fall in the participation rate. While trend hours worked slowed in the first half of 2011, they did not slow as much as employment – with average hours worked increasing.

Over recent months there have been modest increases in employment, labour supply and average hours worked. Combined with leading indicators that suggest ongoing modest labour demand, this points to the labour market improving. Employment is expected to grow at a slightly below-trend rate of 1 per cent in 2011-12, lifting to 1 1/2 per cent in 2012-13 reflecting the expected increase in economic activity.

Page 22	2011-12 Half-Yearly Review

The unemployment rate has trended higher since early 2011 and is expected to rise slightly above the November 2011 rate of 5.3 per cent before remaining broadly stable over the forecast period. In year average terms, the unemployment rate is expected to be 5 1/2 per cent in both 2011-12 and 2012-13, slightly higher than expected at Budget-time.

The current seasonally adjusted unemployment rate for New South Wales of 5.2 per cent is less than the national average rate of 5.3 per cent.

Wages

With the labour market and economic activity expected to be weaker in New South Wales and Australia than expected at Budget-time, capacity pressures on wages and inflation are expected to be more moderate. Wages growth, as measured by the Wage Price Index, is expected to remain around its current pace of 3 1/2 per cent in 2011-12 and 2012-13. The Government’s strengthened wages policy will assist in moderating public sector wages growth.

Inflation

Through-the-year growth in Sydney’s Consumer Price Index (CPI) picked up significantly in the June quarter 2011 to 3.8 per cent. This reflected the temporary effects of natural disasters on fruit and vegetable prices; and higher petrol prices partly due to geopolitical tensions in oil regions. Sydney’s CPI is expected to moderate to 2 per cent through-the-year to June 2012 as these temporary price effects unwind. This is less than expected at Budget-time reflecting more moderate capacity pressures lowering underlying inflation.

Sydney’s CPI is expected to increase by 3 1/4 per cent through-the-year to the June quarter 2013, with the introduction of the carbon tax expected to contribute around  3/4 of a percentage point to the increase.

Medium-term outlook

Forecasts are provided for the Budget year and 2012-13 while projections are made for 2013-14 and 2014-15 based on historical recoveries from economic downturns and medium-term assumptions.

The projections of key economic parameters for the years 2013-14 and 2014-15 are unchanged from Budget-time.

2011-12 Half-Yearly Review	Page 23

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Page 24	2011-12 Half-Yearly Review

4.	Uniform Financial Reporting

4.1	Uniform Presentation Tables

A Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council. As part of the Framework, each jurisdiction is to publish a mid year report, i.e. a half-yearly review of the Budget, by the end of February each year.

The UPF tables have been prepared consistent with the 2011-12 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB1049 basis compared with a GFS basis are outlined on pages 9-4 to 9-8 of 2011-12 Budget Paper No.2 Budget Statement.

This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.

The Half-Yearly Review presents revised fiscal estim36ates for the current budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC sector). These revised estimates take into account fiscal and economic developments since the Budget.

2011-12 Half-Yearly Review	Page 25

Table 4.1:	General Government Sector Operating Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	20,558	20,519	21,990	23,281	24,742
Grants and Subsidies
Commonwealth - general purpose	15,205	14,848	15,834	16,732	17,383
Commonwealth - national agreements	6,806	6,884	7,390	7,741	8,273
Commonwealth - national partnership payments	4,452	5,155	2,555	2,300	1,466
Other grants and subsidies	585	604	722	907	824
Sale of goods and services	4,857	4,891	5,045	5,212	5,392
Interest	533	496	355	366	388
Dividend and income tax equivalent income from other sectors	1,815	1,824	2,278	2,293	2,160
Other dividends and distributions	529	390	540	435	460
Fines, regulatory fees and other	3,686	3,738	4,002	4,058	4,244
Total Revenue from transactions	59,026	59,351	60,712	63,325	65,331
Expenses from Transactions
Employee	26,034	25,784	26,263	26,992	28,024
Superannuation
Superannuation interest cost	845	874	831	1,064	1,079
Other superannuation	2,271	2,271	2,284	2,354	2,449
Depreciation and amortisation	3,056	3,053	3,260	3,467	3,635
Interest	2,087	2,085	2,083	2,244	2,434
Other property	—	1	—	—	—
Other operating	13,291	13,289	14,198	14,466	14,671
Grants and Transfers
Current grants and transfers	9,639	9,579	9,099	9,177	9,612
Capital grants and transfers	2,521	2,601	3,016	3,565	3,662
Total Expenses from transactions	59,744	59,536	61,033	63,329	65,566

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Balance]	(718)	(185)	(321)	(4)	(234)

Page 26	2011-12 Half-Yearly Review

Table 4.1:	General Government Sector Operating Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	225	17	392	(4)	(3)
Other net gains/(losses)	326	37	564	470	453
Share of earnings from associates (excluding dividends)	(91)	(91)	39	36	29
Dividends from asset sale proceeds	12	12	—	—	—
Other	57	(651)	119	55	42

Operating result (accounting basis)	(189)	(861)	794	553	286

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	3,358	(3,785)	5,778	(236)	(278)
Revaluations	3,324	3,629	3,163	3,050	3,219
Net gain/(loss) on equity investments in other sectors	857	(1,500)	3,574	3,512	3,525
Other	(107)	(7)	2	2	15

Comprehensive result - total change in net worth	7,242	(2,525)	13,311	6,881	6,768

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	7,242	(2,525)	13,311	6,881	6,768
Less: Net other economic flows	(7,960)	2,339	(13,631)	(6,887)	(7,001)

equals: Budget Result - net operating balance	(718)	(185)	(321)	(4)	(234)

less Net acquisition of non-financial assets
Purchases of non-financial assets	6,693	6,523	6,338	5,764	5,075
Sales of non-financial assets	(635)	(631)	(742)	(406)	(450)
less Depreciation	(3,056)	(3,053)	(3,260)	(3,467)	(3,635)
plus Change in inventories	(4)	(5)	8	(14)	4
plus Other movements in non-financial assets
- assets acquired utilising finance leases	148	148	161	729	192
- other	123	123	88	104	81
equals Total net acquisition of non-financial assets	3,268	3,106	2,593	2,710	1,267

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,986)	(3,291)	(2,915)	(2,714)	(1,501)

OTHER AGGREGATES
Capital expenditure(a)	6,841	6,671	6,499	6,493	5,267

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2011-12 Half-Yearly Review	Page 27

Table 4.2:	General Government Sector Balance Sheet

	June 2012	June 2012	June 2013	June 2014	June 2015
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
Assets
Financial assets
Cash and cash equivalent assets	3,709	5,000	3,297	3,173	3,151
Receivables	5,794	5,611	5,980	5,969	5,881
Tax equivalents receivable	249	294	310	315	262
Financial assets at fair value	8,453	8,275	9,506	10,405	11,215
Advances paid	1,071	970	1,038	1,169	1,201
Deferred tax equivalents	5,429	5,034	5,226	5,339	5,449
Equity
Investments in other public sector entities	84,534	82,558	86,115	89,563	93,060
Investments in associates	1,245	1,244	1,282	1,319	1,348
Total Financial Assets	110,484	108,986	112,754	117,253	121,566
Non-financial assets
Inventories	272	271	279	265	270
Forestry stock and other biological assets	9	9	9	9	9
Assets classified as held for sale	166	328	161	152	117
Investment properties	497	230	230	230	230
Property, plant and equipment
Land and Buildings	60,075	60,144	61,184	63,125	64,098
Plant and Equipment	9,182	9,142	9,547	9,909	10,129
Infrastructure Systems	64,637	64,543	68,835	72,226	75,294
Intangibles	1,578	1,571	1,560	1,480	1,512
Other	1,389	1,409	1,622	1,847	2,082
Total Non-financial Assets	137,805	137,646	143,427	149,243	153,740

Total Assets	248,289	246,632	256,181	266,496	275,306

Liabilities
Deposits held	1,211	1,211	1,068	944	838
Payables	3,922	3,807	3,918	3,929	3,920
Borrowings and derivatives at fair value	—	39	40	40	41
Borrowings at amortised cost	22,274	23,035	25,261	28,149	29,687
Advances received	823	756	752	779	755
Employee provisions	11,841	11,930	11,866	12,199	12,553
Superannuation provisions(a)	28,870	36,128	30,207	30,413	30,510
Deferred tax equivalent provisions	648	652	663	677	704
Other provisions	6,203	6,095	6,269	6,456	6,711
Other	2,108	2,218	2,064	1,955	1,865

Total Liabilities	77,899	85,870	82,107	85,542	87,584

NET ASSETS	170,390	160,762	174,073	180,954	187,722

Net Worth
Accumulated Funds	35,920	26,397	33,092	33,560	33,697
Reserves	134,470	134,365	140,981	147,394	154,025

NET WORTH	170,390	160,762	174,073	180,954	187,722

Net Financial Worth	32,585	23,116	30,647	31,711	33,982
Net Financial Liabilities	51,949	59,442	55,468	57,852	59,078
Net Debt(b)	11,074	10,795	13,281	15,165	15,756

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 28	2011-12 Half-Yearly Review

Table 4.3:	General Government Sector Cash Flow Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	20,813	20,828	21,890	23,299	24,745
Receipts from sales of goods & services	4,995	4,981	5,294	5,452	5,717
Grants and subsidies received	27,056	27,513	26,503	27,652	27,983
Interest receipts	539	502	353	363	379
Dividends and income tax equivalents	2,022	1,976	1,984	2,305	2,288
Other receipts	6,019	6,011	6,254	6,249	6,371
Total Operating Receipts	61,443	61,810	62,279	65,319	67,483

Cash Payments for Operating Activities
Payments for employees	(25,586)	(25,300)	(25,888)	(26,686)	(27,718)
Payments for superannuation	(3,087)	(3,136)	(3,258)	(3,448)	(3,710)
Payments for goods & services	(15,288)	(15,216)	(15,918)	(16,113)	(16,307)
Grants & subsidies paid	(10,092)	(10,225)	(9,957)	(10,570)	(11,035)
Interest paid	(1,471)	(1,499)	(1,486)	(1,624)	(1,799)
Other payments	(3,127)	(3,096)	(2,905)	(2,939)	(2,945)
Total Cash Operating Payments	(58,651)	(58,471)	(59,412)	(61,380)	(63,513)

Net Cash Flows from Operating Activities	2,792	3,339	2,867	3,939	3,970

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	646	641	742	418	450
Purchases of non-financial assets	(6,636)	(6,535)	(6,335)	(5,871)	(5,156)

Net Cash Flows from Investments in Non-Financial Assets	(5,990)	(5,893)	(5,593)	(5,453)	(4,706)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	276	273	231	227	296
Payments	(342)	(253)	(497)	(211)	(183)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(66)	20	(266)	17	114

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	16	91	46	21	97
Payments	(696)	(785)	(570)	(584)	(569)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(680)	(694)	(524)	(563)	(473)

Cash Flows from Financing Activities
Advances received	80	15	40	57	59
Advances repaid	(54)	(54)	(67)	(58)	(111)
Proceeds from borrowings	3,684	685	2,502	2,588	1,851
Repayments of borrowings	(4,196)	(467)	(538)	(540)	(636)
Deposits received (net)	(169)	(169)	(144)	(125)	(107)

Net Cash Flows from Financing Activities	(654)	11	1,792	1,923	1,057

Net Increase/(Decrease) in Cash Held	(4,598)	(3,218)	(1,723)	(137)	(39)

2011-12 Half-Yearly Review	Page 29

Table 4.3:	General Government Sector Cash Flow Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
Derivation of the Cash Result
Net cash flows from operating activities	2,792	3,339	2,867	3,939	3,970
Net cash flows from investments in non-financial assets	(5,990)	(5,893)	(5,593)	(5,453)	(4,706)

Cash Surplus/(Deficit)	(3,198)	(2,554)	(2,726)	(1,514)	(736)

Table 4.4:	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(3,198)	(2,554)	(2,726)	(1,514)	(736)
Assets acquired under finance leases	(148)	(148)	(161)	(729)	(192)
Other financing arrangements(a)	(68)	1	(3)	95	81

ABS GFS Surplus/(Deficit)	(3,414)	(2,701)	(2,890)	(2,148)	(847)

(a)	Comprises movements in payables and receivables of a capital nature.

Page 30	2011-12 Half-Yearly Review

Table 4.5:	Public Non-financial Corporation Sector Operating Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Grants and subsidies	4,230	4,194	4,940	5,646	5,714
Sale of goods and services	14,079	13,995	15,840	16,232	16,617
Interest	169	185	177	175	176
Other dividends and distributions	4	4	6	1	—
Other	715	636	632	660	666
Total Revenue from transactions	19,197	19,013	21,595	22,714	23,173

Expenses from Transactions
Employee	4,040	3,947	4,105	4,285	4,429
Superannuation
Superannuation interest cost	(30)	(30)	(37)	(39)	(41)
Other superannuation expenses	403	400	411	420	423
Depreciation and amortisation	3,165	3,195	3,372	3,590	3,794
Interest	2,009	2,060	2,341	2,605	2,869
Income tax expense	659	674	818	869	817
Other operating	7,183	6,916	7,842	7,861	7,950
Grants and transfers
Current grants and transfers	370	355	355	321	313
Capital grants and transfers	1,109	1,104	—	—	—
Total Expenses from transactions	18,907	18,621	19,206	19,912	20,554

NET OPERATING BALANCE - SURPLUS AFTER TAX	290	392	2,389	2,802	2,619

Other economic flows included in the operating result
Other net gains/(losses)	(132)	(261)	180	279	283
Other	11	(216)	(106)	50	138

Operating result (accounting basis)	169	(85)	2,463	3,131	3,040

Other economic flows - other comprehensive income
Superannuation actuarial gain/(loss)	381	(679)	884	37	36
Deferred tax direct to equity	(99)	261	(168)	(171)	(184)
Revaluations	1,320	(185)	1,657	1,671	1,712
Net gain/(loss) on financial instruments at fair value	(5)	(5)	(7)	(8)	(8)
Other	(1,184)	7	—	—	—

Comprehensive result - total change in net worth before transactions with owners	583	(686)	4,829	4,660	4,596

2011-12 Half-Yearly Review	Page 31

Table 4.5:	Public Non-financial Corporation Sector Operating Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
KEY FISCAL AGGREGATES
Comprehensive result - total change in net worth before transactions with owners	583	(686)	4,829	4,660	4,596
Less: Net other economic flows	(293)	1,078	(2,441)	(1,856)	(1,978)

equals: Net operating balance - surplus after tax	290	392	2,389	2,802	2,619

less Net acquisition of non-financial assets
Purchase of non-financial assets	8,098	8,069	8,599	9,585	9,613
Sales of non-financial assets	(330)	(300)	(325)	(263)	(271)
less Depreciation	(3,165)	(3,195)	(3,372)	(3,590)	(3,794)
plus Change in inventories	76	117	120	24	(102)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	358	358	570	571	333
- other	(917)	(907)	192	198	204
equals Total net acquisition of non-financial assets	4,120	4,142	5,784	6,526	5,983

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,829)	(3,749)	(3,396)	(3,723)	(3,364)

OTHER AGGREGATES
Capital expenditure(a)	8,456	8,427	9,170	10,157	9,947
Dividends accrued(b)	1,085	1,098	1,381	1,337	1,247

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.
(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and therefore does not fully reflect the sector’s call on the financial markets.

Page 32	2011-12 Half-Yearly Review

Table 4.6:	Public Non-financial Corporation Sector Balance Sheet

	June 2012	June 2012	June 2013	June 2014	June 2015
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	1,948	1,895	1,827	1,647	1,675
Receivables	2,250	2,168	2,399	2,465	2,535
Tax equivalents receivable	—	—	10	10	10
Financial assets at fair value	2,215	2,267	2,078	1,952	1,829
Advances paid	27	27	14	7	—
Deferred tax equivalents	648	652	663	677	704
Equity - Other	7	7	7	7	7

Total Financial Assets	7,095	7,016	6,999	6,765	6,761

Non-financial assets
Inventories	1,135	1,196	1,310	1,329	1,222
Forestry stock and other biological assets	751	662	662	662	662
Assets classified as held for sale	51	51	53	60	53
Investment properties	540	540	570	580	580
Property, plant and equipment
Land and Buildings	49,331	49,380	50,295	50,847	51,389
Plant and Equipment	4,670	4,668	5,558	6,402	7,030
Infrastructure Systems	67,805	66,525	71,800	78,292	84,742
Intangibles	1,792	1,795	1,926	2,109	2,231
Other	398	397	392	405	409
Total Non-financial Assets	126,474	125,214	132,567	140,687	148,318

Total Assets	133,569	132,230	139,566	147,452	155,078

Liabilities
Deposits held	72	84	75	76	76
Payables	3,372	3,547	3,635	3,744	3,911
Tax equivalents payable	244	288	304	308	255
Borrowings and derivatives at fair value	294	299	251	210	167
Borrowings at amortised cost	32,919	32,534	36,899	41,331	45,540
Advances received	470	470	456	441	421
Employee provisions	2,211	2,215	2,258	2,301	2,341
Superannuation provisions(a)	1,231	2,301	1,387	1,333	1,283
Deferred tax equivalent provisions	5,429	5,071	5,263	5,376	5,486
Other provisions	1,534	1,610	1,781	1,740	1,639
Other	463	473	471	485	501

Total Liabilities	48,238	48,892	52,780	57,344	61,620

NET ASSETS	85,331	83,338	86,786	90,109	93,458

Net Worth
Accumulated Funds	42,773	42,543	44,508	46,339	48,167
Reserves	42,558	40,795	42,278	43,770	45,291

NET WORTH	85,331	83,338	86,786	90,109	93,458

Net Financial Worth	(41,143)	(41,876)	(45,781)	(50,578)	(54,859)
Net Financial Liabilities	41,143	41,876	45,781	50,578	54,859
Net Debt(b)	29,565	29,198	33,762	38,451	42,700

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2011-12 Half-Yearly Review	Page 33

Table 4.7:	Public Non-financial Corporation Sector Cash Flow Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Receipts from sales of goods & services	14,318	14,250	15,679	16,311	16,658
Grants and subsidies received	4,254	4,194	4,940	5,646	5,714
Interest receipts	171	187	177	175	176
Other receipts	2,093	1,966	2,049	2,202	2,231
Total Operating Receipts	20,835	20,597	22,845	24,335	24,779

Cash Payments for Operating Activities
Payments for employees	(4,256)	(4,158)	(4,338)	(4,523)	(4,674)
Payments for superannuation	(481)	(469)	(403)	(399)	(396)
Payments for goods & services	(7,216)	(6,799)	(7,490)	(7,340)	(7,243)
Grants & subsidies paid	(375)	(355)	(355)	(321)	(313)
Interest paid	(1,912)	(1,917)	(2,233)	(2,492)	(2,758)
Income tax equivalents paid	(775)	(762)	(800)	(856)	(866)
Other payments	(1,554)	(1,532)	(1,633)	(1,729)	(1,758)
Total Operating Payments	(16,569)	(15,992)	(17,252)	(17,660)	(18,009)

Net Cash Flows from Operating Activities	4,266	4,605	5,594	6,675	6,770

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	331	301	326	263	270
Purchases of non-financial assets	(8,190)	(8,099)	(8,629)	(9,589)	(9,583)

Net Cash Flows from Investments in Non-Financial Assets	(7,859)	(7,799)	(8,304)	(9,327)	(9,313)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	8	8	12	12	7
Payments	(14)	(14)	(14)	(20)	(15)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(7)	(7)	(2)	(7)	(8)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	324	302	254	283	302
Payments	(89)	(124)	(62)	(95)	(71)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	234	178	192	188	231

Cash Flows from Financing Activities
Advances received	5	5	—	—	—
Advances repaid	(236)	(236)	(176)	(158)	(143)
Proceeds from borrowings	4,858	4,656	4,219	4,460	4,650
Repayments of borrowings	(619)	(825)	(442)	(641)	(824)
Dividends paid	(1,083)	(1,029)	(1,134)	(1,368)	(1,334)
Deposits received (net)	(18)	(6)	(9)	1	1

Net Cash Flows from Financing Activities	2,907	2,564	2,458	2,294	2,350

Net Increase/(Decrease) in Cash Held	(457)	(457)	(62)	(177)	30

Page 34	2011-12 Half-Yearly Review

Table 4.7:	Public Non-financial Corporation Sector Cash Flow Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	4,266	4,605	5,594	6,675	6,770
Net cash flows from investments in non-financial assets	(7,859)	(7,799)	(8,304)	(9,327)	(9,313)
Dividends paid	(1,083)	(1,029)	(1,134)	(1,368)	(1,334)

Cash Surplus/(Deficit)	(4,675)	(4,222)	(3,844)	(4,020)	(3,877)

Table 4.8:	Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,675)	(4,222)	(3,844)	(4,020)	(3,877)
Assets acquired under finance leases	(358)	(358)	(570)	(571)	(333)
Other financing arrangements(a)	91	30	30	4	(30)

ABS GFS Surplus/(Deficit)	(4,942)	(4,551)	(4,384)	(4,587)	(4,240)

(a)	Comprises movements in payables and receivables of a capital nature.

2011-12 Half-Yearly Review	Page 35

Table 4.9:	Non-financial Public Sector Operating Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	19,713	19,694	21,056	22,296	23,688
Grants and Subsidies
Commonwealth - general purpose	15,205	14,848	15,834	16,732	17,383
Commonwealth - national agreements	6,806	6,885	7,391	7,742	8,273
Commonwealth - national partnership payments	4,452	5,155	2,555	2,300	1,466
Other grants and subsidies	152	32	263	521	402
Sale of goods and services	17,938	17,811	19,838	20,392	20,948
Interest	635	614	464	472	494
Dividend and income tax equivalent income from other sectors	72	52	79	86	96
Other dividends and distributions	532	394	546	437	460
Fines, regulatory fees and other	4,295	4,268	4,631	4,716	4,907

Total Revenue from transactions	69,801	69,753	72,657	75,692	78,116

Expenses from Transactions
Employee	30,034	29,691	30,324	31,231	32,403
Superannuation
Superannuation interest cost	814	844	793	1,025	1,038
Other superannuation	2,674	2,671	2,695	2,774	2,872
Depreciation and amortisation	6,221	6,248	6,632	7,057	7,429
Interest	4,028	4,078	4,355	4,779	5,233
Other property	—	1	—	—	—
Other operating	18,694	18,382	20,142	20,358	20,574
Grants and transfers expenses
Current grants and transfers	6,971	6,893	6,274	6,282	6,664
Capital grants and transfers	1,876	1,838	755	725	766
Total Expenses from transactions	71,313	70,645	71,971	74,231	76,979

NET OPERATING BALANCE - SURPLUS/ (DEFICIT)	(1,512)	(891)	687	1,461	1,137

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	225	17	392	(4)	(3)
Other net gains/(losses)	194	(225)	744	748	736
Share of earnings from associates (excluding dividends)	(91)	(91)	39	36	29
Other	(31)	(97)	(138)	—	24

Operating result (accounting basis)	(1,216)	(1,287)	1,724	2,241	1,923

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	3,739	(4,464)	6,662	(200)	(242)
Revaluations	4,644	3,444	4,821	4,721	4,931
Net gain/(loss) on equity investments in other sectors	93	109	110	125	147
Net gain/(loss) on financial instruments at fair value	(5)	(5)	(7)	(8)	(8)
Other	(13)	—	2	2	15

Comprehensive result - total change in net worth	7,242	(2,203)	13,311	6,881	6,768

Page 36	2011-12 Half-Yearly Review

Table 4.9:	Non-financial Public Sector Operating Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	7,242	(2,203)	13,311	6,881	6,768
Less: Net other economic flows	(8,754)	1,312	(12,624)	(5,421)	(5,631)

equals: Net operating balance	(1,512)	(891)	687	1,461	1,137

less Net acquisition of non-financial assets
Purchase of non-financial assets	14,781	14,582	14,927	15,335	14,679
Sales of non-financial assets	(965)	(930)	(1,067)	(664)	(721)
less Depreciation	(6,221)	(6,248)	(6,632)	(7,057)	(7,429)
plus Change in inventories	72	112	128	10	(98)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	506	506	731	1,300	525
- other	(794)	(784)	281	302	285
equals Total net acquisition of non-financial assets	7,379	7,238	8,368	9,226	7,240

equals Net Lending/(Borrowing) [Fiscal Balance]	(8,891)	(8,130)	(7,682)	(7,765)	(6,103)

OTHER AGGREGATES
Capital expenditure(a)	15,287	15,088	15,659	16,635	15,204

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2011-12 Half-Yearly Review	Page 37

Table 4.10:	Non-financial Public Sector Balance Sheet

	June 2012	June 2012	June 2013	June 2014	June 2015
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	5,657	6,895	5,124	4,820	4,826
Receivables	6,092	5,922	6,170	6,182	6,188
Financial assets at fair value	10,134	10,029	10,991	11,710	12,345
Advances paid	628	526	597	736	780
Equity
Investments in other public sector entities	(797)	(780)	(671)	(546)	(398)
Investments in associates	1,245	1,244	1,282	1,319	1,348
Other	7	7	7	7	7
Total Financial Assets	22,966	23,843	23,501	24,228	25,096
Non-financial assets
Inventories	1,407	1,467	1,589	1,595	1,492
Forestry stock and other biological assets	759	671	671	671	671
Assets Classified as Held For Sale	217	379	214	212	169
Investment Properties	1,037	770	801	811	811
Property, plant and equipment
Land and Buildings	109,406	109,524	111,479	113,972	115,487
Plant and Equipment	13,852	13,810	15,105	16,311	17,159
Infrastructure Systems	132,443	131,068	140,635	150,518	160,035
Intangibles	3,370	3,366	3,486	3,589	3,743
Other	1,624	1,642	1,863	2,094	2,335
Total Non-financial Assets	264,116	262,696	275,842	289,773	301,901

Total Assets	287,082	286,540	299,343	314,001	326,997

Liabilities
Deposits held	1,283	1,295	1,143	1,020	914
Payables	6,722	6,810	6,924	7,022	7,121
Borrowings and derivatives at fair value	313	338	291	250	209
Borrowings at amortised cost	54,639	55,054	61,568	68,832	74,528
Advances received	823	756	752	779	755
Employee provisions	14,021	14,114	14,092	14,468	14,861
Superannuation provisions(a)	30,101	38,429	31,594	31,746	31,793
Deferred Tax Equivalent Provision	—	37	37	37	37
Other provisions	6,434	6,448	6,526	6,643	6,880
Other	2,356	2,497	2,342	2,249	2,176

Total Liabilities	116,692	125,778	125,270	133,047	139,274

NET ASSETS	170,390	160,762	174,073	180,954	187,722

Net Worth
Accumulated Funds	74,658	65,264	73,757	75,885	77,666
Reserves	95,732	95,498	100,316	105,069	110,056

NET WORTH	170,390	160,762	174,073	180,954	187,722

Net Financial Worth	(93,726)	(101,935)	(101,769)	(108,819)	(114,178)
Net Financial Liabilities	92,929	101,154	101,098	108,273	113,780
Net Debt(b)	40,639	39,992	47,043	53,616	58,456

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 38	2011-12 Half-Yearly Review

Table 4.11:	Non-financial Public Sector Cash Flow Statement

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	20,063	20,071	21,031	22,337	23,741
Receipts from sales of goods & services	18,740	18,578	20,394	21,228	21,763
Grants and subsidies received	26,858	27,274	26,186	27,164	27,523
Interest receipts	642	623	462	468	485
Dividends and income tax equivalents	121	114	60	80	89
Other Receipts	7,892	7,636	8,154	8,544	8,631
Total Operating Receipts	74,316	74,296	76,287	79,822	82,231

Cash Payments for Operating Activities
Payments for employees	(29,560)	(29,177)	(29,946)	(30,921)	(32,099)
Payments for superannuation	(3,568)	(3,604)	(3,661)	(3,847)	(4,106)
Payments for goods & services	(21,296)	(20,745)	(22,062)	(22,007)	(22,003)
Grants & subsidies paid	(6,031)	(5,943)	(5,181)	(5,157)	(5,506)
Interest paid	(3,316)	(3,349)	(3,650)	(4,046)	(4,487)
Other payments	(4,579)	(4,572)	(4,471)	(4,608)	(4,634)
Total Operating Payments	(68,350)	(67,390)	(68,970)	(70,586)	(72,835)

Net Cash Flows from Operating Activities	5,966	6,906	7,317	9,236	9,396

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	977	942	1,067	664	720
Purchases of non-financial assets	(14,817)	(14,625)	(14,955)	(15,434)	(14,730)

Net Cash Flows from Investments in Non-Financial Assets	(13,840)	(13,683)	(13,887)	(14,770)	(14,009)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	47	44	66	81	160
Payments	(356)	(267)	(511)	(230)	(198)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(309)	(223)	(445)	(150)	(38)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	318	348	274	215	284
Payments	(785)	(886)	(631)	(619)	(560)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(467)	(538)	(357)	(404)	(276)

Cash Flows from Financing Activities
Advances received	85	20	40	57	59
Advances repaid	(54)	(54)	(67)	(58)	(111)
Proceeds from borrowings	8,543	5,341	6,721	7,049	6,501
Repayments of borrowings	(4,792)	(1,270)	(954)	(1,151)	(1,425)
Deposits received (net)	(187)	(175)	(153)	(125)	(107)
Other financing (net)	—	—	—	—	—

Net Cash Flows from Financing Activities	3,595	3,863	5,587	5,773	4,918

Net Increase/(Decrease) in Cash Held	(5,055)	(3,676)	(1,785)	(314)	(9)

2011-12 Half-Yearly Review	Page 39

Table 4.11:	Non-financial Public Sector Cash Flow Statement (cont)

	2011-12	2011-12	2012-13	2013-14	2014-15
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	5,966	6,906	7,317	9,236	9,396
Net cash flows from investments in non-financial assets	(13,840)	(13,683)	(13,887)	(14,770)	(14,009)

Cash Surplus/(Deficit)	(7,873)	(6,777)	(6,570)	(5,533)	(4,613)

Table 4.12:	Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(7,873)	(6,777)	(6,570)	(5,533)	(4,613)
Assets acquired under finance leases	(506)	(506)	(731)	(1,300)	(525)
Other financing arrangements(a)	23	30	27	99	52

ABS GFS Surplus/(Deficit)	(8,356)	(7,252)	(7,274)	(6,735)	(5,087)

(a)	Comprises movements in payables and receivables of a capital nature.

Page 40	2011-12 Half-Yearly Review

4.2	Loan Council Allocation

Table 4-13 presents the Budget-time estimates of the State’s Loan Council Allocation (LCA) for 2011-12 and a revised estimate taking into account recent fiscal and economic developments.

Overall, the estimated Loan Council Allocation deficit of $9 billion for 2011-12 has increased and has been revised to a deficit of $10 billion. The variance of $1 billion since the 2011-12 Budget is within the tolerance limit of $1.5 billion set by Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

The variance is primarily due to an increase in the memorandum items caused by changes in the superannuation employer reserves ($2 billion) due to lower than budgeted scheme earnings. This is partly offset by a lower than budgeted cash deficit for the general government sector ($0.6 billion) and for the public non-financial corporation sector ($0.5 billion).

Table 4.13:	Loan Council Allocation Estimates(a)

	2010-11	2011-12	2011-12
	Actual	Budget time Estimate	Half-Yearly Estimate
	$m	$m	$m

General government sector cash deficit/(surplus)	1,035	3,198	2,554
Public Non-financial Corporations sector cash deficit/(surplus)	3,805	4,675	4,222
Non-financial public sector cash deficit/(surplus)(b)	4,841	7,873	6,777
Acquisitions under finance leases and similar arrangements(c)	188	483	476
Equals: ABS GFS cash deficit/(surplus)	5,029	8,356	7,252
Minus: Net cash flows from investments in financial assets for policy purposes(d)	3,879	(309)	(223)
Plus: Memorandum items(e)	(496)	302	2,386

Loan Council Allocation	654	8,967	9,861

(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number and vice versa.
(b)	The non-financial public sector cash surplus/ (deficit) may not directly equate to the sum of the general government and public non-financial corporation cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.
(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as which they are reported in cash flow statements.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that the Loan Council has agreed should not be included in LCAs – for example, the funding of more than employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.

Privately Financed Projects

As confirmed at the 1997 Loan Council meeting, States are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than a component, of LCAs.

2011-12 Contracts:	None to be reported.

2011-12 Half-Yearly Review	Page 41

Chart and Table List

Page 42	2011-12 Half-Yearly Review